EXHIBIT 3.1

Title 12 – Banks and Banking

Chapter 13 – National Housing

Subchapter III – National Mortgage Associations

Section 1716. Declaration of purposes of subchapter {Section 301}

The Congress declares that the purposes of this subchapter are to establish secondary market facilities for residential mortgages, to provide that the operations thereof shall be financed by private capital to the maximum extent feasible, and to authorize such facilities to –

(1)	provide stability in the secondary market for residential mortgages;

(2)	respond appropriately to the private capital market;

(3)	provide ongoing assistance to the secondary market for residential mortgages (including activities relating to mortgages on housing for low- and moderate-income families involving a reasonable economic return that may be less than the return earned on other activities) by increasing the liquidity of mortgage investments and improving the distribution of investment capital available for residential mortgage financing;

(4)	promote access to mortgage credit throughout the Nation (including central cities, rural areas, and underserved areas) by increasing the liquidity of mortgage investments and improving the distribution of investment capital available for residential mortgage financing; and

(5)	manage and liquidate federally owned mortgage portfolios in an orderly manner, with a minimum of adverse effect upon the residential mortgage market and minimum loss to the Federal Government.

Section 1717. Federal National Mortgage Association and Government National Mortgage Association {Section 302}

(a)	Creation; succession; principal and other offices

(1)	There is created a body corporate to be known as the “Federal National Mortgage Association’’, which shall be in the Department of Housing and Urban Development. The Association shall have succession until dissolved by Act of Congress. It shall maintain its principal office in the District of Columbia and shall be deemed, for purposes of venue in civil actions, to be a resident thereof. Agencies or offices may be established by the Association in such other place or places as it may deem necessary or appropriate in the conduct of its business.

(2)	On September 1, 1968, the body corporate described in the foregoing paragraph shall cease to exist in that form and is hereby partitioned into two separate and distinct bodies corporate, each of which shall have continuity and corporate succession as a separated portion of the previously existing body corporate, as follows:

	(A)	One of such separated portions shall be a body corporate without capital stock to be known as Government National Mortgage Association (hereinafter referred to as the “Association’’), which shall be in the Department of Housing and Urban Development and which shall retain the assets and liabilities acquired and incurred under sections 1720 and 1721 of this title prior to such date, including any and all liabilities incurred pursuant to subsection (c) of this section. The Association shall have succession until dissolved by Act of Congress. It shall maintain its principal office in the District of Columbia and shall be deemed, for purposes of venue in civil actions, to be a resident thereof. Agencies or offices may be established by the Association in such other place or places as it may deem necessary or appropriate in the conduct of its business.

	(B)	The other such separated portion shall be a body corporate to be known as Federal National Mortgage Association (hereinafter referred to as the “corporation’’), which shall retain the assets and liabilities acquired and incurred under sections 1718 and 1719 of this title prior to such date. The corporation shall have succession until dissolved by Act of Congress. It shall maintain its principal office in the District of Columbia or the metropolitan area thereof and shall be deemed, for purposes of jurisdiction and venue in civil actions, to be a District of Columbia corporation.

(3)	The partition transaction effected pursuant to the foregoing paragraph constitutes a reorganization within the meaning section 368(a)(1)(E) of title 26; and for the purposes of such title 26, no gain or loss is recognized by the previously existing body corporate by reason of the partition, and the basis and holding period of the assets of the corporation immediately following such partition are the same as the basis and holding period of such assets immediately prior to such partition.

(b)  Purchase and sale of insured and conventional mortgages; transactions in loans and advances of credit

(1)	For the purposes set forth in section 1716 of this title and subject to the limitations and restrictions of this subchapter, each of the bodies corporate named in subsection (a)(2) of this section is authorized pursuant to commitments or otherwise, to purchase, service, sell, or otherwise deal in any mortgages which are insured under this chapter or title V of the Housing Act of 1949 (42 U.S.C. 1471 et seq.), or which are insured or guaranteed under the Servicemen’s Readjustment Act of 1944 or chapter 37 of title 38; and to purchase, service, sell, or otherwise deal in any loans made or guaranteed under part B of title VI of the Public Health Service Act (42 U.S.C. 291j-1 et seq.); and the corporation is authorized to lend on the security of any such mortgages and to purchase, sell, or otherwise deal in any securities guaranteed by the Association under section 1721(g) of this title: Provided, That (1) the Association may not purchase any mortgage at a price exceeding 100 per centum of the unpaid principal amount thereof at the time of purchase, with adjustments for interest and any comparable items; (2) the Association may not purchase any mortgage, except a mortgage insured under title V of the Housing Act of 1949 (42 U.S.C. 1471 et seq.), if it is offered by, or covers property held by, a State, territorial, or municipal instrumentality; and (3) the Association may not purchase any mortgage under section 1720 of this title, except a mortgage insured under section 1715k of this title or subchapter VIII of this chapter or section 1709(k) of this title, or under subchapter IX-A of this chapter with respect to a new community approved under section 1749cc-1 of this title, or insured under section 1715e of this title and covering property located in an urban renewal area, or a mortgage covering property located in Alaska, Guam, or Hawaii, if the original principal obligation thereof exceeds or exceeded $55,000 in the case of property upon which is located a dwelling designed principally for a one-family residence; or $60,000 in the case of a two- or three-family residence; or $68,750 in the case of a four-family residence; or, in the case of a property containing more than four dwelling units, $38,000 per dwelling unit (or such higher amount not in excess of $45,000 per dwelling unit as the Secretary may by regulation specify in any geographical area where the Secretary finds that cost levels so require) for that part of the property attributable to dwelling use. Notwithstanding the provisions of clause (3) of the preceding sentence, the Association may purchase a mortgage under section 1720 of this title with an original principal obligation which exceeds the otherwise applicable maximum amount per dwelling unit if the mortgage is insured under section 1713(c)(3), 1715e(b)(2), 1715k(d)(3)(B)(iii), 1715l(d)(3)(ii), 1715l(d)(4)(ii), 1715v(c)(2), 1715y(e)(3), or 1715z-1 of this title. For the purposes of this subchapter, the terms “mortgages’’ and “home mortgages’’ shall be inclusive of any mortgages or other loans insured under any of the provisions of this chapter or title V of the Housing Act of 1949 (42 U.S.C. 1471 et seq.).

(2)	For the purposes set forth in section 1716(a) of this title, the corporation is authorized, pursuant to commitments or otherwise, to purchase, service, sell, lend on the security of, or otherwise deal in mortgages which are not insured or guaranteed as provided in paragraph (1) (such mortgages referred to hereinafter as “conventional mortgages’’). No such purchase of a conventional mortgage secured by a property comprising one- to four-family dwelling units shall be made if the outstanding principal balance of the mortgage at the time of purchase exceeds 80 per centum of the value of the property securing the mortgage, unless (A) the seller retains a participation of not less than 10 per centum in the mortgage; (B) for such period and under such circumstances as the corporation may require, the seller agrees to repurchase or replace the mortgage upon demand of the corporation in the event that the mortgage is in default; or (C) that portion of the unpaid principal balance of the mortgage which is in excess of such 80 per centum is guaranteed or insured by a qualified insurer as determined by the corporation. The corporation shall not issue a commitment to purchase a conventional mortgage prior to the date the mortgage is originated, if such mortgage is eligible for purchase under the preceding sentence only by reason of compliance with the requirements of clause (A) of such sentence. The corporation may purchase a conventional mortgage which was originated more than one year prior to the purchase date only if the seller is the Federal Deposit Insurance Corporation, the Resolution Trust Corporation, the National Credit Union Administration, or any other seller currently engaged in mortgage lending or investing activities. For the purpose of this section, the term “conventional mortgages’’ shall include a mortgage, lien, or other security interest on the stock or membership certificate issued to a tenant-stockholder or resident-member of a cooperative housing corporation, as defined in section 216 of title 26, and on the proprietary lease, occupancy agreement, or right of tenancy in the dwelling unit of the tenant-stockholder or resident-member in such cooperative housing corporation. The corporation shall establish limitations governing the maximum original principal obligation of conventional mortgages that are purchased by it; in any case in which the corporation purchases a participation interest in such a mortgage, the limitation shall be calculated with respect to the total original principal obligation of the mortgage and not merely with respect to the interest purchased by the corporation. Such limitations shall not exceed $93,750 for a mortgage secured by a single-family residence, $120,000 for a mortgage secured by a two-family residence, $145,000 for a mortgage secured by a three-family residence, and $180,000 for a mortgage secured by a four-family residence, except that such maximum limitations shall be adjusted effective January 1 of each year beginning with 1981. Each such adjustment shall be made by adding to each such amount (as it may have been previously adjusted) a percentage thereof equal to the percentage increase during the twelve-month period ending with the previous October in the national average one-family house price in the monthly survey of all major lenders conducted by the Federal Housing Finance Board. The foregoing limitations may be increased by not to exceed 50 per centum with respect to properties located in Alaska, Guam, Hawaii, and the Virgin Islands.

(3)	The corporation is authorized to purchase, service, sell, lend on the security of, and otherwise deal in loans or advances of credit for the purchase and installation of home improvements, including energy conserving improvements or solar energy systems described in the last paragraph of section 1703(a) of this title and residential energy conservation measures as described in section 210(11) of the National Energy Conservation Policy Act (42 U.S.C. 8211(11)) and financed by a public utility in accordance with the requirements of title II of such Act (42 U.S.C. 8211 et seq.). To be eligible for purchase, any such loan or advance of credit (other than a loan or advance made with respect to energy conserving improvements or solar energy systems or residential energy conservation measures) not insured under subchapter I of this chapter shall be secured by a lien against the property to be improved.

(4)	The corporation is authorized to purchase, service, sell, lend on the security of, and otherwise deal in loans or advances of credit secured by mortgages or other liens against manufactured homes.

(5)	(A)	The corporation is authorized to purchase, service, sell, lend on the security of, and otherwise deal in (i) conventional mortgages that are secured by a subordinate lien against a one- to four-family residence that is the principal residence of the mortgagor; and (ii) conventional mortgages that are secured by a subordinate lien against a property comprising five or more family dwelling units. If the corporation, pursuant to paragraphs (1) through (4), shall have purchased, serviced, sold, or otherwise dealt with any other outstanding mortgage secured by the same residence, the aggregate original amount of such other mortgage and the mortgage authorized to be purchased, serviced, sold, or otherwise dealt with under this paragraph shall not exceed the applicable limitation determined under paragraph (2).

	(B)	The corporation shall establish limitations governing the maximum original principal obligation of conventional mortgages described in subparagraph (A). In any case in which the corporation purchases a participation interest in such a mortgage, the limitation shall be calculated with respect to the total original principal obligation of such mortgage described in subparagraph (A) and not merely with respect to the interest purchased by the corporation. Such limitations shall not exceed (i) with respect to mortgages described in subparagraph (A)(i), 50 per centum of the single-family residence mortgage limitation determined under paragraph (2); and (ii) with respect to mortgages described in subparagraph (A)(ii), the applicable limitation determined under paragraph (2).

	(C)	No subordinate mortgage against a one- to four-family residence shall be purchased by the corporation if the total outstanding indebtedness secured by the property as a result of such mortgage exceeds 80 per centum of the value of such property unless (i) that portion of such total outstanding indebtedness that exceeds such 80 per centum is guaranteed or insured by a qualified insurer as determined by the corporation; (ii) the seller retains a participation of not less than 10 per centum in the mortgage; or (iii) for such period and under such circumstances as the corporation may require, the seller agrees to repurchase or replace the mortgage upon demand of the corporation in the event that the mortgage is in default. The corporation shall not issue a commitment to purchase a subordinate mortgage prior to the date the mortgage is originated, if such mortgage is eligible for purchase under the preceding sentence only by reason of compliance with the requirements of clause (ii) of such sentence.

(6)	The corporation may not implement any new program (as such term is defined in section 4502 of this title) before obtaining the approval of the Secretary under section 4542 of this title.

(c)  Administration of trusts; obligations of departments and agencies of the United States; exemption of interest income from taxation; authorization of appropriations for differential reimbursements

(1)	Notwithstanding any other provision of this chapter or of any other law, the Association is authorized under section 1721 of this title to create, accept, execute, and otherwise administer in all respects such trusts, receiverships, conservatorships, liquidating or other agencies, or other fiduciary and representative undertakings and activities, hereinafter in this subsection called “trusts’’, as might be appropriate for financing purposes; and in relation thereto the Association may acquire, hold and manage, dispose of, and otherwise deal in any mortgages or other types of obligations in which any department or agency of the United States listed in paragraph (2) of this subsection may have a financial interest. The Association may join in any such undertakings and activities, hereinafter in this subsection called “trusts’’; notwithstanding that it is also serving in a fiduciary or representative capacity; and is authorized to guarantee any participations or other instruments, whether evidence of property rights or debt, issued for such financing purposes. Participations or other instruments issued by the Association pursuant to this subsection shall to the same extent as securities which are direct obligations of or obligations guaranteed as to principal or interest by the United States be deemed to be exempt securities within the meaning of laws administered by the Securities and Exchange Commission. The amounts of any mortgages and their obligations acquired by the

Association under section 1721 of this title, pursuant to this subsection, shall not be included in the total amounts set forth in section 1721(c) of this title.

(2)	Subject to the limitations provided in paragraph (4) of this subsection, one or more trusts may be established as provided in this subsection by each of the following departments or agencies:

	(A)	The Farmers Home Administration of the Department of Agriculture, but only with respect to operating loans, direct farm ownership loans, direct housing loans, and direct soil and water loans. Such trusts may not be established with respect to loans for housing for the elderly under sections 502 and 515(a) of the Housing Act of 1949 (42 U.S.C. 1472 and 1485(a)), nor with respect to loans for nonfarm recreational development.

	(B)	The Department of Education, but only with respect to loans made by the Secretary of Education for construction of academic facilities, and loans to help finance student loan programs.

	(C)	The Department of Housing and Urban Development.

	(D)	The Department of Veterans Affairs.

	(E)	The Export-Import Bank.

	(F)	The Small Business Administration.

The head of each such department or agency, hereinafter in this subsection called the “trustor,’’ is authorized to set aside a part or all of any obligations held by the trustor and subject them to a trust or trusts and, incident thereto, shall guarantee to the trustee timely payment thereof. The trust instrument may provide for the issuance and sale of beneficial interests or participations, by the trustee, in such obligations or in the right to receive interest and principal collections therefrom; and may provide for the substitution or withdrawal of such obligations, or for the substitution of cash for obligations. The trust or trusts shall be exempt from all taxation. The trust instrument may also contain other appropriate provisions in keeping with the purposes of this subsection. The Association shall be named and shall act as trustee of any such trusts and, for the purposes thereof, the title to such obligations shall be deemed to have passed to the Association in trust. The trust instrument shall provide that custody, control, and administration of the obligations shall remain in the trustor subjecting the obligations to the trust, subject to transfer to the trustee in event of default or probable default, as determined by the trustee, in the payment of principal and interest of the beneficial interests or participations. Collections from obligations subject to the trust shall be dealt with as provided in the instrument creating the trust. The trust instrument shall provide that the trustee will promptly pay to the trustor the full net proceeds of any sale of beneficial interests or participations to the extent they are based upon such obligations or collections. Such proceeds shall be dealt with as otherwise provided by law for sales or repayment of such obligations. The effect of both past and future sales of any issue of beneficial interests or participations shall be the same, to the extent of the principal of such issue, as the direct sale with recourse of the obligations subject to the trust. Any trustor creating a trust or trusts hereunder is authorized to purchase, through the facilities of the trustee, outstanding beneficial interests or participations to the extent of the amount of the trustor’s responsibility to the trustee on beneficial interests or participations outstanding, and to pay the trustor’s proper share of the costs and expenses incurred by the Association as trustee pursuant to the trust instrument.

(3)	When any trustor guarantees to the trustee the timely payment of obligations the trustor subjects to a trust pursuant to this subsection, and it becomes necessary for such trustor to meet his responsibilities under such guaranty, the trustor is authorized to fulfill such guaranty.

(4)	Beneficial interests or participations shall not be issued for the account of any trustor in an aggregate principal amount greater than is authorized with respect to such trustor in an appropriation Act. Any such authorization shall remain available only for the fiscal year for which it is granted and for the succeeding fiscal year.

(5)	The Association, as trustee, is authorized to issue and sell beneficial interests or participations under this subsection, notwithstanding that there may be an insufficiency in aggregate receipts from obligations subject to the related trust to provide for the payment by the trustee (on a timely basis out of current receipts or otherwise) of all interest or principal on such interests or participations (after provision for all costs and expenses incurred by the trustee, fairly prorated among trustors). There are authorized to be appropriated without fiscal year limitation such sums as may be necessary to enable any trustor to pay the trustee such insufficiency as the trustee may require on account of outstanding beneficial interests or participations authorized to be issued pursuant to paragraph (4) of this subsection. Such trustor shall make timely payments to the trustee from such appropriations, subject to and in accord with the trust instrument. In the event that the insufficiency required by the trustee is on account of principal maturities of outstanding beneficial interests or participations authorized to be issued pursuant to paragraph (4) of this subsection, or pursuant hereto, the trustee is authorized to elect to issue additional beneficial interests or participations for refinancing purposes in lieu of requiring any trustor or trustors to make payments to the trustee from appropriated funds or other sources. Each such issue of beneficial interests or participations shall be in an amount determined by the trustee but not in excess of the aggregate amount which the trustee would otherwise require the trustor or trustors to pay from appropriated funds or other sources, and may be issued without regard to the provisions of paragraph (4) of this subsection. All refinancing issues of beneficial interests or participations shall be deemed to have been issued pursuant to the authority contained in the appropriation Act or Acts under which the beneficial interests or participations were originally issued.

Section 1718. Capitalization of Federal National Mortgage Association {Section 303}

(a)  Common stock; preferred stock; transferability of shares

The corporation shall have common stock, without par value, which shall be vested with all voting rights, each share being entitled to one vote with rights of cumulative voting at all elections of directors. The corporation may eliminate such rights of cumulative voting by a resolution adopted by its board of directors and approved by the holders of a majority of the shares of common stock voting in person or by proxy at the annual meeting, or other special meeting, at which such resolution is considered. The corporation may have preferred stock on such terms and conditions as the board of directors shall prescribe. The free transferability of the stock at all times to any person, firm, corporation, or other entity shall not be restricted except that, as to the corporation, it shall be transferable only on the books of the corporation. The corporation may issue shares of common stock in return for appropriate payments into capital or capital and surplus.

(b)  Fees and charges; annual transfer of earnings to general surplus account

(1)	The corporation may impose charges or fees, which may be regarded as elements of pricing, with the objective that all costs and expenses of the operations of the corporation should be within its income derived from such operations and that such operations should be fully self-supporting.

(2)	All earnings from the operations of the corporation shall annually be transferred to the general surplus account of the corporation. At any time, funds of the general surplus account may, in the discretion of the board of directors, be transferred to reserves.

(c)  Capital distributions from general surplus account; minimum capitalization levels

(1)	Except as provided in paragraph (2), the corporation may make such capital distributions (as such term is defined in section 4502 of this title) as may be declared by the board of directors. All capital distributions shall be charged against the general surplus account of the corporation.

(2)	The corporation may not make any capital distribution that would decrease the total capital of the corporation (as such term is defined in section 4502 of this title) to an amount less than the risk-based capital level for the corporation established under section 4611 of this title or that would decrease the core capital of the corporation (as such term is defined in section 4502 of this title) to an amount less than the minimum capital level for the corporation established under section 4612 of this title, without prior written approval of the distribution by the

Director of the Office of Federal Housing Enterprise Oversight of the Department of Housing and Urban Development.

(d)  Institutions eligible to purchase stock

Notwithstanding any other provision of law, any institution, including a national bank or State member bank of the Federal Reserve System or any member of the Federal Deposit Insurance Corporation, trust company, or other banking organization, organized under any law of the United States, including the laws relating to the District of Columbia, shall be authorized to purchase shares of common stock of the corporation and to hold or dispose of such stock, subject to the provisions of this subchapter.

Section 1719. Secondary market operations {Section 304}

(a)  Purchase and sale of mortgages; secondary market operations; advance of funds or origination of loans; settlement or extinguishment of borrower’s rights

(1)	To carry out the purposes set forth in paragraph (a) of section 1716 of this title, the operations of the corporation under this section shall be confined, so far as practicable, to mortgages which are deemed by the corporation to be of such quality, type, and class as to meet, generally, the purchase standards imposed by private institutional mortgage investors. In the interest of assuring sound operation, the prices to be paid by the corporation for mortgages purchased in its secondary market operations under this section, should be established, from time to time, within the range of market prices for the particular class of mortgages involved, as determined by the corporation. The volume of the corporation’s purchases and sales, and the establishment of the purchase prices, sale prices, and charges or fees, in its secondary market operations under this section, should be determined by the corporation from time to time, and such determinations should be consistent with the objectives that such purchases and sales should be effected only at such prices and on such terms as will reasonably prevent excessive use of the corporation’s facilities, and that the operations of the corporation under this section should be within its income derived from such operations and that such operations should be fully self-supporting. Nothing in this subchapter shall prohibit the corporation from purchasing, and making commitments to purchase, any mortgage with respect to which the Secretary of Housing and Urban Development has entered into a contract with the corporation to make interest subsidy payments under section 1715z-8 of this title.

(2)	The volume of the corporation’s lending activities and the establishment of its loan ratios, interest rates, maturities, and charges or fees, in its secondary market operations under this section, should be determined by the corporation from time to time; and such determinations, in conjunction with determinations made under paragraph (1), should be consistent with the objectives that the lending activities should be conducted on such terms as will reasonably prevent excessive use of the corporation’s facilities, and that the operations of the corporation under this section should be within its income derived from such operations and that such operations should be fully self-supporting. The corporation shall not be permitted to use its lending authority (A) to advance funds to a mortgage seller on an interim basis, using mortgage loans as collateral, pending the sale of the mortgages in the secondary market; or (B) to originate mortgage loans. Notwithstanding any Federal, State, or other law to the contrary, the corporation is empowered, in connection with any loan under this section, whether before or after any default, to provide by contract with the borrower for the settlement or extinguishment, upon default, of any redemption, equitable, legal, or other right, title, or interest of the borrower in any mortgage or mortgages that constitute the security for the loan; and with respect to any such loan, in the event of default and pursuant otherwise to the terms of the contract, the mortgages that constitute such security shall become the absolute property of the corporation.

(b) Obligations of the Corporation

For the purposes of this section, the corporation is authorized to issue, upon the approval of the Secretary of the Treasury, and have outstanding at any one time obligations having such maturities and bearing such rate or rates of interest as may be determined by the corporation with the approval of the Secretary of the Treasury, to be redeemable at the option of the corporation before maturity in such manner as may be stipulated in such obligations. The corporation shall insert appropriate language in all of its obligations issued under this subsection clearly indicating that such obligations, together with the interest thereon, are not guaranteed by the United States and do not constitute a debt or obligation of the United States or any agency or instrumentality thereof other than the corporation. The corporation is authorized to purchase in the open market any of its obligations outstanding under this subsection at any time and at any price.

(c)  Purchase of obligations by Treasury; conditions and restrictions

The Secretary of the Treasury is authorized in the Secretary’s discretion to purchase any obligations issued pursuant to subsection (b) of this section, as now or hereafter in force, and for such purpose the Secretary of the Treasury is authorized to use as a public debt transaction the proceeds of the sale of any securities hereafter issued under chapter 31 of title 31, and the purposes for which securities may be issued under chapter 31 of title 31 are extended to include such purchases. The Secretary of the Treasury shall not at any time purchase any obligations under this subsection if such purchase would increase the aggregate principal amount of the Secretary’s then outstanding holdings of such obligations under this subsection to an amount greater than $2,250,000,000. Each purchase of obligations by the Secretary of the Treasury under this subsection shall be upon such terms and conditions as to yield a return at a rate determined by the Secretary of the Treasury, taking into consideration the current average rate on outstanding marketable obligations of the United States as of the last day of the month preceding the making of such purchase. The Secretary of the Treasury may, at any time, sell, upon such terms and conditions and at such price or prices as the Secretary shall determine, any of the obligations acquired by the Secretary under this subsection. All redemptions, purchases, and sales by the Secretary of the Treasury of such obligations under this subsection shall be treated as public debt transactions of the United States.

(d)  Mortgage-backed securities; issuance; maturities; rates of interest; exempt securities; adequacy of mortgages to permit principal and interest payments; statement in securities

To provide a greater degree of liquidity to the mortgage investment market and an additional means of financing its operations under this section, the corporation is authorized to set aside any mortgages held by it under this section, and, upon approval of the Secretary of the Treasury, to issue and sell securities based upon the mortgages so set aside. Securities issued under this subsection may be in the form of debt obligations or trust certificates of beneficial interest, or both. Securities issued under this subsection shall have such maturities and bear such rate or rates of interest as may be determined by the corporation with the approval of the Secretary of the Treasury. Securities issued by the corporation under this subsection shall, to the same extent as securities which are direct obligations of or obligations guaranteed as to principal and interest by the United States, be deemed to be exempt securities within the meaning of laws administered by the Securities and Exchange Commission. Mortgages set aside pursuant to this subsection shall at all times be adequate to enable the corporation to make timely principal and interest payments on the securities issued and sold pursuant to this subsection. The corporation shall insert appropriate language in all of the securities issued under this subsection clearly indicating that such securities, together with the interest thereon, are not guaranteed by the United States and do not constitute a debt or obligation of the United States or any agency or instrumentality thereof other than the corporation.

(e)  Subordinated or convertible obligations; issuance; maturities; rate of interest; redemption; exempt securities; debt or obligation of United States; purchases in open market

For the purposes of this section, the corporation is authorized to issue, upon the approval of the Secretary of the Treasury, obligations which are subordinated to any or all other obligations of the corporation, including subsequent obligations. The obligations issued under this subsection shall have such maturities and bear such rate or rates of interest as may be determined by the corporation with the approval of the Secretary of the Treasury and may be made redeemable at the option of the corporation before maturity in such manner as may be stipulated in such obligations. Any of such obligations may be made convertible into shares of common stock in such manner, at such price or prices, and at such time or times as may be stipulated therein. Obligations issued by the corporation under this subsection shall, to the same extent as securities which are direct obligations of or obligations guaranteed as to principal or interest by the United States, be deemed to be exempt securities within the meaning of laws administered by the Securities and Exchange Commission. The corporation shall insert appropriate language in all of its obligations issued under this subsection clearly indicating that such obligations, together with the interest thereon, are not guaranteed by the United States and do not constitute a debt or obligation of the United States or of any agency or instrumentality thereof other than the corporation. The corporation is authorized to purchase in the open market any of its obligations outstanding under this subsection at any time and at any price.

(f)  Prohibition on assessment or collection of fee or charge by United States

Except for fees paid pursuant to section 1723a(g) of this title and assessments pursuant to section 4516 of this title, no fee or charge may be assessed or collected by the United States (including any executive department, agency, or independent establishment of the United States) on or with regard to the purchase, acquisition, sale, pledge, issuance, guarantee, or redemption of any mortgage, asset, obligation, trust certificate of beneficial interest, or other security by the corporation. No provision of this subsection shall affect the purchase of any obligation by the Secretary of the Treasury pursuant to subsection (c) of this section.

Section 1720. Repealed {Section 305}

Section 1721. Management and liquidation functions of Government National Mortgage Association {Section 306}

(a)  Separate accountability of assets and liabilities

To carry out the purposes set forth in paragraph (c) of section 1716 of this title, the Association is authorized and directed, as of the close of the cutoff date determined by the Association pursuant to section 1718(d) of this title, to establish separate accountability for all of its assets and liabilities (exclusive of capital, surplus, surplus reserves, and undistributed earnings to be evidenced by preferred stock as provided in section 1718(d) of this title, but inclusive of all rights and obligations under any outstanding contracts), and to maintain such separate accountability for the management and orderly liquidation of such assets and liabilities as provided in this section.

(b)  Issuance of obligations to expedite substitution of private financing

For the purposes of this section and to assure that, to the maximum extent, and as rapidly as possible, private financing will be substituted for Treasury borrowings otherwise required to carry mortgages held under the aforesaid separate accountability, the Association is authorized to issue, upon the approval of the Secretary of the Treasury, and have outstanding at any one time obligations having such maturities and bearing such rate or rates of interest as may be determined by the Association with the approval of the Secretary of the Treasury, to be redeemable at the option of the Association before maturity in such manner as may be stipulated in such obligations; but in no event shall any such obligations be issued if, at the time of such proposed issuance, and as a consequence thereof, the resulting aggregate amount of its outstanding obligations under this subsection would exceed the amount of the Association’s ownership under the aforesaid separate accountability, free from any liens or encumbrances, of cash, mortgages, and obligations of the United States or guaranteed hereby, or obligations, participations, or other instruments which re lawful investments for fiduciary, trust or public funds. The proceeds of any private financing effected under this subsection shall be paid to the Secretary of the Treasury in reduction of the indebtedness of the Association to the Secretary of the Treasury under the aforesaid separate accountability. The Association shall insert appropriate language in all of its obligations issued under this subsection clearly indicating that such obligations, together with the interest thereon, are not guaranteed by the United States and do not constitute a debt or obligation of the United States or of any agency or instrumentality thereof other than the Association. The Association is authorized to purchase in the open market any of its obligations outstanding under this subsection at any time and at any price.

(c)  Cutoff date as controlling purchases; total amount of mortgages and commitments

No mortgage shall be purchased by the Association in its operations under this section except pursuant to and in accordance with the terms of a contract or commitment to purchase the same made prior to the cutoff date provided for in section 1718(d) of this title, which contract or commitment became a part of the aforesaid separate accountability, and the total amount of mortgages and commitments held by the Association under this section shall not, in any event, exceed $3,350,000,000: Provided, that such maximum amount shall be progressively reduced by the amount of cash realizations on account of principal of mortgages held under the aforesaid separate accountability and by cancellation of any commitments to purchase mortgages thereunder, as reflected by the books of the Association, with the objective that the entire aforesaid maximum amount shall be eliminated with the orderly liquidation of all mortgages held under the aforesaid separate accountability: And provided further, That nothing in this subsection shall preclude the Association from granting such usual and customary increases in the amounts of outstanding commitments (resulting from increased costs or otherwise) as have theretofore been covered by like increases in commitments granted by the agencies of the Federal Government insuring or guaranteeing the mortgages. There shall be excluded from the total amounts set forth in this subsection the amounts of any mortgages which, subsequent to May 31, 1954, are transferred by law to the Association and held under the aforesaid separate accountability.

(d)  Issuance of obligations sufficient to carry out functions; character; purchase

The Association may issue to the Secretary of the Treasury its obligations in an amount outstanding at any one time sufficient to enable the Association to carry out its functions under this section, such obligations to mature not more than five years from their respective dates of issue, to be redeemable at the option of the Association before maturity in such manner as may be stipulated in such obligations. Each such obligation shall bear interest at a rate determined by the Secretary of the Treasury, taking into consideration the current average rate on outstanding marketable obligations of the United States as of the last day of the month preceding the issuance of the obligation of the Association. The Secretary of the Treasury is authorized to purchase any obligations of the Association to be issued under this section, and for such purpose the Secretary of the Treasury is authorized to use as a public debt transaction the proceeds from the sale of any securities issued under chapter 31 of title 31, and the purposes for which securities may be issued under chapter 31 of title 31 are extended to include any purchases of the Association’s obligations hereunder.

(e)  Acquisition of mortgages offered by Secretary of Housing and Urban Development

Notwithstanding any other provision of law, the Association is authorized, under the aforesaid separate accountability, to make commitments to purchase, and to purchase, service, or sell any obligations offered to it by the Secretary of Housing and Urban Development, or any mortgages covering residential property offered to it by any Federal instrumentality, or the head thereof. These shall be excluded from the total amounts set forth in subsection (c) of this section the amounts of any obligations or mortgages purchased by the Association pursuant to this subsection.

(f)  Transfer of funds

Notwithstanding any of the provisions of this chapter or of any other law, an amount equal to the net decrease for the preceding fiscal year in the aggregate principal amount of all mortgages owned by the Association under this section shall, as of July 1 of each of the years 1961 through 1964, be transferred to and merged with the authority provided under section 1720(a) of this title, and the amount of such authority as specified in section 1720(c) of this title shall be increased by any amounts so transferred.

(g)  Guarantee of principal and interest on trust certificates and other securities; fees and charges; subrogation; contract for extinguishment of right, title, or interest in mortgages; protection of interests; full faith and credit; commitments limited; limitation on fees or charges

(1)	The Association is authorized, upon such terms and conditions as it may deem appropriate, to guarantee the timely payment of principal of and interest on such trust certificates or other securities as shall (i) be issued by the corporation under section 1719(d) of this title, or by any other issuer approved for the purposes of this subsection by the Association, and (ii) be based on and backed by a trust or pool composed of mortgages which are insured under this chapter or title V of the Housing Act of 1949 (42 U.S.C. 1471 et seq.), or which are insured or guaranteed under the Servicemen’s Readjustment Act of 1944 or chapter 37 of title 38, or which are guaranteed under title XIII of the Public Health Service Act (42 U.S.C. 300e et seq.); or guaranteed under section 1715z-13a of this title. The Association shall collect from the issuer a reasonable fee for any guaranty under this subsection and shall make such charges as it may determine to be reasonable for the analysis of any trust or other security arrangement proposed by the issuer. In the event the issuer is unable to make any payment of principal of or interest on any security guaranteed under this subsection, the Association shall make such payment as and when due in cash, and thereupon shall be subrogated fully to the rights satisfied by such payment. In any case in which (I) Federal law requires the reduction of the interest rate on any mortgage backing a security guaranteed under this subsection, (II) the mortgagor under the mortgage is a person in the military service, and (III) the issuer of such security fails to receive from the mortgagor the full amount of interest payment due, the Association may make payments of interest on the security in amounts not exceeding the difference between the amount payable under the interest rate on the mortgage and the amount of interest actually paid by the mortgagor. The Association is hereby empowered, in connection with any guaranty under this subsection, whether before or after any default, to provide by contract with the issuer for the extinguishment, upon default by the issuer, of any redemption, equitable, legal, or other right, title, or interest of the issuer in any mortgage or mortgages constituting the trust or pool against which the guaranteed securities are issued; and with respect to any issue of guaranteed securities, in the event of default and pursuant otherwise to the terms of the contract, the mortgages that constitute such trust or pool shall become the absolute property of the Association subject only to the unsatisfied rights of the holders of the securities based on and backed by such trust or pool. No State or local law, and no Federal law (except Federal law enacted expressly in limitation of this subsection after October 8, 1980), shall preclude or limit the exercise by the Association of (A) its power to contract with the issuer on the terms stated in the preceding sentence, (B) its rights to enforce any such contract with the issuer, or (C) its ownership rights, as provided in the preceding sentence, in the mortgages constituting the trust or pool against which the guaranteed securities are issued. The full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty under this subsection. There shall be excluded from the total amounts set forth in subsection (c) of this section the amounts of any mortgages acquired by the Association as a result of its operations under this subsection.

(2)	Notwithstanding any other provision of law and subject only to the absence of qualified requests for guarantees, to the authority provided in this subsection, and to the extent of or in such amounts as any funding limitation approved in appropriation Acts, the Association shall enter into commitments to issue guarantees under this subsection in an aggregate amount of $110,000,000,000 during fiscal year 1996. There are authorized to be appropriated to cover the costs (as such term is defined in section 661a of title 2) of guarantees issued under this chapter by the Association such sums as may be necessary for fiscal year 1996.

(3)	(A)	No fee or charge in excess of 6 basis points may be assessed or collected by the United States (including any executive department, agency, or independent establishment of the United States) on or with regard to any guaranty of the timely payment of principal or interest on securities or notes based on or backed by mortgages that are secured by 1- to 4-family dwellings and (i) insured by the Federal Housing Administration under subchapter II of this chapter; or (ii) insured or guaranteed under the Serviceman’s Readjustment Act of 1944, chapter 37 of title 38, or title V of the Housing Act of 1949 (42 U.S.C. 1471 et seq.).

(B)	The fees charged for the guaranty of securities or on notes based on or backed by mortgages not referred to in subparagraph (A), as authorized by other provisions of law, shall be set by the Association at a level not more than necessary to create reserves sufficient to meet anticipated claims based upon actuarial analysis, and for no other purpose.

(C)	Fees or charges for the issuance of commitments or miscellaneous administrative fees of the Association shall not be on a competitive auction basis and shall remain at the level set for such fees or charges as of September 1, 1985, except that such fees or charges may be increased if reasonably related to the cost of administering the program, and for no other purpose.

(D)	Not less than 90 days before increasing any fee or charge under subparagraph (B) or (C), the Secretary shall submit to the Congress a certification that such increase is solely for the purpose specified in such subparagraph.

(E)
	(i)	Notwithstanding subparagraphs (A) through (D), fees charged for the guarantee of, or commitment to guarantee, multiclass securities backed by a trust or pool of securities or notes guaranteed by the Association under this subsection, and other related fees shall be charged by the Association in an amount the Association deems appropriate. The Association shall take such action as may be necessary to reasonably assure that such portion of the benefit, resulting from the Association’s multiclass securities program, as the Association determines is appropriate accrues to mortgagors who execute eligible mortgages after August 10, 1993.

	(ii)	The Association shall provide for the initial implementation of the program for which fees are charged under the first sentence of clause (i) by notice published in the Federal Register. The notice shall be effective upon publication and shall provide an opportunity for public comment. Not later than 12 months after publication of the notice, the Association shall issue regulations for such program based on the notice, comments received, and the experience of the Association in carrying out the program during such period.

	(iii)	The Association shall consult with persons or entities in such manner as the Association deems appropriate to ensure the efficient commencement and operation of the multiclass securities program.

	(iv)	No State or local law, and no Federal law (except Federal law enacted expressly in limitation of this clause after August 10, 1993) shall preclude or limit the exercise by the Association of its power to contract with persons or entities, and its rights to enforce such contracts, for the purpose of ensuring the efficient commencement and continued operation of the multiclass securities program.

Section 1722. Benefits and burdens incident to administration of functions and operations under sections 1720 and 1721 {Section 307}

All of the benefits and burdens incident to the administration of the functions and operations of the Association under sections 1720 and 1721, respectively, of this title, after allowance for related obligations of the Association, its prorated expenses, and the like, including amounts required for the establishment of such reserves as the Secretary of Housing and Urban Development shall deem appropriate, shall inure solely to the Secretary of the Treasury, and such related earnings or other amounts as become available shall be paid annually by the Association to the Secretary of the Treasury for covering into miscellaneous receipts.

Section 1723. Management {Section 308}

(a)  Government National Mortgage Association

All the powers and duties of the Government National Mortgage Association shall be vested in the Secretary of Housing and Urban Development and the Association shall be administered under the direction of the Secretary. Within the limitations of law, the Secretary shall determine the general policies which shall govern the operations of the Association, and shall have power to adopt, amend, and repeal bylaws governing the performance of the powers and duties granted to or imposed upon it by law. There is hereby established in the Department of Housing and Urban Development the position of President, Government National Mortgage Association, who shall be appointed by the President, by and with the advice and consent of the Senate. The Secretary shall select and effect the appointment of qualified persons to fill the offices of vice president, and such other offices as may be provided for in the bylaws. Persons appointed under the preceding sentence shall perform such executive functions, powers, and duties as may be prescribed by the bylaws or by the Secretary, and such persons shall be executive officers of the Association and shall discharge all such executive functions, powers, and duties.

(b)  Federal National Mortgage Association

The Federal National Mortgage Association shall have a board of directors, which shall consist of eighteen persons, five of whom shall be appointed annually by the President of the United States, and the remainder of whom shall be elected annually by the common stockholders. The board shall at all times have as members appointed by the President at least one person from the homebuilding industry, at least one person from the mortgage lending industry, at least one person from the real estate industry, and at least one person from an organization that has represented consumer or community interests for not less than 2 years or one person who has demonstrated a career commitment to the provision of housing for low-income households. Each member of the board of directors shall be appointed or elected for a term ending on the date of the next annual meeting of the stockholders, except that any such appointed member may be removed from office by the President for good cause. Any elective seat on the board which becomes vacant after the annual election of the directors shall be filled by the board, but only for the unexpired portion of the term. Any appointive seat which becomes vacant shall be filled by appointment of the President, but only for the unexpired portion of the term. Within the limitations of law and regulation, the board shall determine the general policies which shall govern the operations of the corporation, and shall have power to adopt, amend, and repeal bylaws governing the performance of the powers and duties granted to or imposed upon it by law. The board of directors shall select and effect the appointment of qualified persons to fill the offices of president and vice president, and such other offices as may be provided for in the bylaws. Any member of the board who is a full-time officer or employee of the Federal Government shall not, as such member, receive compensation for his services.

Section 1723a. General powers of Government National Mortgage Association and Federal National Mortgage Association {Section 309}

(a)  Seal, and other matters incident to operation

Each of the bodies corporate named in section 1717(a)(2) of this title shall have power to adopt, alter, and use a corporate seal, which shall be judicially noticed; to enter into and perform contracts, leases, cooperative agreements, or other transactions, on such terms as it may deem appropriate, with any agency or instrumentality of the United States, or with any State, Territory, or possession, or the Commonwealth of Puerto Rico, or with any political subdivision thereof, or with any person, firm, association, or corporation; to execute, in accordance with its bylaws, all instruments necessary or appropriate in the exercise of any of its powers; in its corporate name, to sue and to be sued, and to complain and to defend, in any court of competent jurisdiction, State or Federal, but no attachment, injunction, or other similar process, mesne or final, shall be issued against the property of the Association or against the Association with respect to its property; to conduct its business without regard to any qualification or similar statute in any State of the United States, including the District of Columbia, the Commonwealth of Puerto Rico, and the Territories and possessions of the United States; to lease, purchase, or acquire any property, real, personal, or mixed, or any interest therein, to hold, rent, maintain, modernize, renovate, improve, use, and operate such property, and to sell, for cash or credit, lease, or otherwise dispose of the same, at such time and in such manner as and to the extent that it may deem necessary or appropriate; to prescribe, repeal, and amend or modify, rules, regulations, or requirements governing the manner in which its general business may be conducted; to accept gifts or donations of services, or of property, real, personal, or mixed, tangible, or intangible, in aid of any of its purposes; and to do all things as are necessary or incidental to the proper management of its affairs and the proper conduct of its business.

(b)  Determination with respect to obligations and expenditures

Except as may be otherwise provided in this subchapter, in chapter 91 of title 31, or in other laws specifically applicable to Government corporations, the Association shall determine the necessity for and the character and amount of its obligations and expenditures and the manner in which they shall be incurred, allowed, paid, and accounted for.

(c)  Exemption from taxation

(1)	The Association, including its franchise, capital, reserves, surplus, mortgages or other security holdings, and income shall be exempt from all taxation now or hereafter imposed by the United States, by any territory, dependency, or possession thereof, or by any State, county, municipality, or local taxing authority, except that any real property of the Association shall be subject to State, territorial, county, municipal, or local taxation to the same extent according to its value as other real property is taxed.

(2)	The corporation, including its franchise, capital, reserves, surplus, mortgages or other security holdings, and income, shall be exempt from all taxation now or hereafter imposed by any State, territory, possession, Commonwealth, or dependency of the United States, or by the District of Columbia, or by any county, municipality, or local taxing authority, except that any real property of the corporation shall be subject to State, territorial, county, municipal, or local taxation to the same extent as other real property is taxed.

(d)  Appointment and compensation of personnel; use of services of other agencies

(1)	Subject to the provisions of section 1723(a) of this title, the Secretary of Housing and Urban Development shall have power to select and appoint or employ such officers, attorneys, employees, and agents of the Association, to vest them with such powers and duties, and to fix and to cause the Association to pay such compensation to them for their services, as he may determine, subject to the civil service and classification laws. With the consent of any Government corporation or Federal Reserve bank, or of any board, commission, independent establishment, or executive department of the Government, the Association may avail itself on a reimbursable basis of the use of information, services, facilities, officers, and employees thereof, including any field service thereof, in carrying out the provisions of the subchapter.

(2)	The board of directors of the corporation shall have the power to select and appoint or employ such officers, attorneys, employees, and agents, to vest them with such powers and duties, and to fix and to cause the corporation to pay such compensation to them for their services, as the board of directors determines reasonable and comparable with compensation for employment in other similar businesses (including other publicly held financial institutions or major financial services companies) involving similar duties and responsibilities, except that a significant portion of potential compensation of all executive officers (as such term is defined in paragraph (3)(C)) of the corporation shall be based on the performance of the corporation; and any such action shall be without regard to the Federal civil service and classification laws. Appointments, promotions, and separations so made shall be based on merit and efficiency, and no political tests or qualifications shall be permitted or given consideration. Each officer and employee of the corporation who is employed by the corporation prior to January 31, 1972, and who on the day previous to the beginning of such employment will have been subject to the civil service retirement law (subch. III of ch. 83 of title 5) shall, so long as the employment of such officer or employee by the corporation continues without a break in continuity of service, continue to be subject to such law; and for the purpose of such law the employment of such officer or employee by the corporation without a break in continuity of service shall be deemed to be employment by the Government of the United States. The corporation shall contribute to the Civil Service Retirement and Disability Fund a sum as provided by section 8334(a) of title 5, except that such sum shall be determined by applying to the total basic pay (as defined in section 8331(3) of title 5 and except as hereinafter provided) paid to the employees of the corporation who are covered by the civil service retirement law, the per centum rate determined annually by the Director of the Office of Personnel Management to be the excess of the total normal cost per centum rate of the civil service retirement system over the employee deduction rate specified in section 8334(a) of title 5. The corporation shall also pay into the Civil Service Retirement and Disability Fund such portion of the cost of administration of the fund as is determined by the Director of the Office of Personnel Management to be attributable to its employees. Notwithstanding the foregoing provisions, there shall not be considered for the purposes of the civil service retirement law that portion of the basic pay in any one year of any officer or employee of the corporation which exceeds the basic pay provided for positions listed in section 5312 of title 5 on the last day of such year: Provided, That with respect to any person whose employment is made subject to the civil service retirement law by section 806 of the Housing and Community Development Act of 1974, there shall not be considered for the purposes of such law that portion of the basic pay of such person in any one year which exceeds the basic pay provided for positions listed in section 5316 of such title 5 on the last day of such year. Except as provided in this subsection , the corporation shall not be subject to the provisions of title 5.

(3)	(A)	Not later than June 30, 1993, and annually thereafter, the corporation shall submit a report to the Committee on Banking, Finance and Urban Affairs of the House of Representatives and the Committee on Banking, Housing, and Urban Affairs of the Senate on (i) the comparability of the compensation policies of the corporation with the compensation policies of other similar businesses, (ii) in the aggregate, the percentage of total cash compensation and payments under employee benefit plans (which shall be defined in a manner consistent with the corporation’s proxy statement for the annual meeting of shareholders for the preceding year) earned by executive officers of the corporation during the preceding year that was based on the corporation’s performance, and (iii) the comparability of the corporation’s financial performance with the performance of other similar businesses. The report shall include a copy of the corporation’s proxy statement for the annual meeting of shareholders for the preceding year.

	(B)	Notwithstanding the first sentence of paragraph (2), after October 28, 1992, the corporation may not enter into any agreement or contract to provide any payment of money or other thing of current or potential value in connection with the termination of employment of any executive officer of the corporation, unless such agreement or contract is approved in advance by the Director of the Office of Federal Housing Enterprise Oversight of the Department of Housing and Urban Development. The Director may not approve any such agreement or contract unless the Director determines that the benefits provided under the agreement or contract are comparable to benefits under such agreements for officers of other public and private entities involved in financial services and housing interests who have comparable duties and responsibilities. For purposes of this subparagraph, any renegotiation, amendment, or change after October 28, 1992, to any such agreement or contract entered into on or before October 28, 1992, shall be considered entering into an agreement or contract.

	(C)	For purposes of this paragraph, the term “executive officer’’ has the meaning given the term in section 1303 of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 (12 U.S.C. 4502).

(e)  Prohibition against use of names; injunction; damages

No individual, association, partnership, or corporation, except the bodies corporate named in section 1717(a)(2) of this title, shall hereafter use the words “Federal National Mortgage Association,’’ “Government National Mortgage Association,’’ or any combination of such words, as the name or a part thereof under which the individual, association, partnership, or corporation shall do business. Violations of the foregoing sentence may be enjoined by any court of general jurisdiction at the suit of the proper body corporate. In any such suit, the plaintiff may recover any actual damages flowing from such violation, and, in addition, shall be entitled to punitive damages (regardless of the existence or nonexistence of actual damages) of not exceeding $100 for each day during which such violation is committed or repeated.

(f)  Preparation of forms of obligations and certificates

In order that the Association may be supplied with such forms of obligations or certificates as it may need for issuance under this subchapter, the Secretary of the Treasury is authorized, upon request of the Association, to prepare such forms as shall be suitable and approved by the Association, to be held in the Treasury subject to delivery, upon order of the Association. The engraved plates, dies, bed pieces, and other material executed in connection therewith shall remain in the custody of the Secretary of the Treasury. The Association shall reimburse the Secretary of the Treasury for any expenses incurred in the preparation, custody, and delivery of such forms.

(g)  Depositaries, custodians, and fiscal agents

The Federal Reserve banks are authorized and directed to act as depositaries, custodians, and fiscal agents for each of the bodies corporate named in section 1717(a)(2) of this title, for its own account or as fiduciary, and such banks shall be reimbursed for such services in such manner as may be agreed upon; and each of such bodies corporate may itself act in such capacities, for its own account or as fiduciary, and for the account of others.

(h)  Repealed.

(i)  Repealed.

(j)  Audit; access to books, etc.; report of audit

(1)	The programs, activities, receipts, expenditures, and financial transactions of the corporation shall be subject to audit by the Comptroller General of the United States under such rules and regulations as may be prescribed by the Comptroller General. The representatives of the General Accounting Office shall have access to such books, accounts, financial records, reports, files, and such other papers, things, or property belonging to or in use by the corporation and necessary to facilitate the audit, and they shall be afforded full facilities for verifying transactions with the balances or securities held by depositories, fiscal agents, and custodians. A report on each such audit shall be made by the Comptroller General to the Congress. The corporation shall reimburse the General Accounting Office for the full cost of any such audit as billed therefor by the Comptroller General.

(2)	To carry out this subsection, the representatives of the General Accounting Office shall have access, upon request to the corporation or any auditor for an audit of the corporation under subsection (l) of this section, to any books, accounts, financial records, reports, files, or other papers, things, or property belonging to or in use by the corporation and used in any such audit and to any papers, records, files, and reports of the auditor used in such an audit.

(k)  Financial reports; submission to Director; contents

(1)	The corporation shall submit to the Director of the Office of Federal Housing Enterprise Oversight of the Department of Housing and Urban Development annual and quarterly reports of the financial condition and operations of the corporation which shall be in such form, contain such information, and be submitted on such dates as the Director shall require.

(2)	Each such annual report shall include -

	(A)	financial statements prepared in accordance with generally accepted accounting principles;

	(B)	any supplemental information or alternative presentation that the Director may require; and

	(C)	an assessment (as of the end of the corporation’s most recent fiscal year), signed by the chief executive officer and chief accounting or financial officer of the corporation, of –

		(i)	the effectiveness of the internal control structure and procedures of the corporation; and

		(ii)	the compliance of the corporation with designated safety and soundness laws.

(3)	The corporation shall also submit to the Director any other reports required by the Director pursuant to section 1314 of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 (12 U.S.C. 4514).

(4)	Each report of financial condition shall contain a declaration by the president, vice president, treasurer, or any other officer designated by the board of directors of the corporation to make such declaration, that the report is true and correct to the best of such officer’s knowledge and belief.

(l)  Independent audits of financial statements

(1)	The corporation shall have an annual independent audit made of its financial statements by an independent public accountant in accordance with generally accepted auditing standards.

(2)	In conducting an audit under this subsection, the independent public accountant shall determine and report on whether the financial statements of the corporation (A) are presented fairly in accordance with generally accepted accounting principles, and (B) to the extent determined necessary by the Director, comply with any disclosure requirements imposed under subsection (k)(2)(B) of this section.

(m)  Mortgage data collection and reporting requirements

(1)	The corporation shall collect, maintain, and provide to the Secretary, in a form determined by the Secretary, data relating to its mortgages on housing consisting of 1 to 4 dwelling units. Such data shall include –

	(A)	the income, census tract location, race, and gender of mortgagors under such mortgages;

	(B)	the loan-to-value ratios of purchased mortgages at the time of origination;

	(C)	whether a particular mortgage purchased is newly originated or seasoned;

	(D)	the number of units in the housing subject to the mortgage and whether the units are owner-occupied; and

	(E)	any other characteristics that the Secretary considers appropriate, to the extent practicable.

(2)	The corporation shall collect, maintain, and provide to the Secretary, in a form determined by the Secretary, data relating to its mortgages on housing consisting of more than 4 dwelling units. Such data shall include –

	(A)	census tract location of the housing;

	(B)	income levels and characteristics of tenants of the housing (to the extent practicable);

	(C)	rent levels for units in the housing;

	(D)	mortgage characteristics (such as the number of units financed per mortgage and the amount of loans);

	(E)	mortgagor characteristics (such as nonprofit, for-profit, limited equity cooperatives);

	(F)	use of funds (such as new construction, rehabilitation, refinancing);

	(G)	type of originating institution; and

	(H)	any other information that the Secretary considers appropriate, to the extent practicable.

(3)	(A)	Except as provided in subparagraph (B), this subsection shall apply only to mortgages purchased by the corporation after December 31, 1992

(B)	This subsection shall apply to any mortgage purchased by the corporation after the date determined under subparagraph (A) if the mortgage was originated before such date, but only to the extent that the data referred in paragraph (1) or (2), as applicable, is available to the corporation.

(n)  Report on housing activities; contents; public disclosure

(1)	The corporation shall submit to the Committee on Banking, Finance and Urban Affairs of the House of Representatives, the Committee on Banking, Housing, and Urban Affairs of the Senate, and the Secretary a report on its activities under subpart B of part 2 of subtitle A of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 (12 U.S.C. 4561 et seq.).

(2)	The report under this subsection shall -

	(A)	include, in aggregate form and by appropriate category, statements of the dollar volume and number of mortgages on owner-occupied and rental properties purchased which relate to each of the annual housing goals established under such subpart;

	(B)	include, in aggregate form and by appropriate category, statements of the number of families served by the corporation, the income class, race, and gender of homebuyers served, the income class of tenants of rental housing (to the extent such information is available), the characteristics of the census tracts, and the geographic distribution of the housing financed;

	(C)	include a statement of the extent to which the mortgages purchased by the corporation have been used in conjunction with public subsidy programs under Federal law;

	(D)	include statements of the proportion of mortgages on housing consisting of 1 to 4 dwelling units purchased by the corporation that have been made to first-time homebuyers, as soon as providing such data is practicable, and identifying any special programs (or revisions to conventional practices) facilitating homeownership opportunities for first-time homebuyers;

	(E)	include, in aggregate form and by appropriate category, the data provided to the Secretary under subsection (m)(1)(B) of this section;

	(F)	compare the level of securitization versus portfolio activity;

	(G)	assess underwriting standards, business practices, repurchase requirements, pricing, fees, and procedures, that affect the purchase of mortgages for low- and moderate-income families, or that may yield disparate results based on the race of the borrower, including revisions thereto to promote affordable housing or fair lending;

	(H)	describe trends in both the primary and secondary multifamily housing mortgage markets, including a description of the progress made, and any factors impeding progress toward standardization and securitization of mortgage products for multifamily housing;

	(I)	describe trends in the delinquency and default rates of mortgages secured by housing for low- and moderate-income families that have been purchased by the corporation, including a comparison of such trends with delinquency and default information for mortgage products serving households with incomes above the median level that have been purchased by the corporation, and evaluate the impact of such trends on the standards and levels of risk of mortgage products serving low- and moderate-income families;

	(J)	describe in the aggregate the seller and servicer network of the corporation, including the volume of mortgages purchased from minority-owned, women-owned, and community-oriented lenders, and any efforts to facilitate relationships with such lenders;

	(K)	describe the activities undertaken by the corporation with nonprofit and for-profit organizations and with State and local governments and housing finance agencies, including how the corporation’s activities support the objectives of comprehensive housing affordability strategies under section 12705 of title 42; and

	(L)	include any other information that the Secretary considers appropriate.

(3)	(A)	The corporation shall make each report under this subsection available to the public at the principal and regional offices of the corporation.

	(B)	Before making a report under this subsection available to the public, the corporation may exclude from the report information that the Secretary has determined is proprietary information under section 1326 of the Federal Housing Enterprises Financial Safety and Soundness Act of 1992 (12 U.S.C. 4546).

(o)   Affordable Housing Advisory Council

(1)	Not later than 4 months after October 28, 1992, the corporation shall appoint an Affordable Housing Advisory Council to advise the corporation regarding possible methods for promoting affordable housing for low- and moderate-income families.

(2)	The Affordable Housing Advisory Council shall consist of 15 individuals, who shall include representatives of community-based and other nonprofit and for-profit organizations and State and local government agencies actively engaged in the promotion, development, or financing of housing for low- and moderate-income families.

Section 1723b. Investment of funds {Section 310}

Moneys of the Association not invested in mortgages or other security holdings or in operating facilities shall be kept in cash on hand or on deposit, or invested in obligations of the United States or guaranteed thereby, or in obligations, participations, or other instruments which are lawful investments for fiduciary, trust, or public funds.

Section 1723c. Obligations, participations, or other instruments as lawful investments; acceptance as security; exempt securities {Section 311}

All obligations, participations, or other instruments issued by either of the bodies corporate named in section 1717(a)(2) of this title shall be lawful investments, and may be accepted as security for all fiduciary, trust, and public funds, the investment or deposit of which shall be under the authority and control of the United States or any officer or officers thereof. All stock, obligations, securities, participations, or other instruments issued pursuant to this subchapter shall, to the same extent as securities which are direct obligations of or obligations guaranteed as to principal or interest by the United States, be deemed to be exempt securities within the meaning of laws administered by the Securities and Exchange Commission.

Section 1723d. Transfer of certain functions to Association {Section 312}

The functions of the Housing and Home Finance Administrator (including the function of making payments to the Secretary of the Treasury) under section 2 of Reorganization Plan Numbered 22 of 1950, together with the notes and capital stock of the Federal National Mortgage Association held by said Administrator thereunder, are transferred to the Federal National Mortgage Association.

Section 1723e. Repealed {Section 313}

Section 1723f. Repealed {Section 314}

Section 1723g. Repealed {Section 315}

Section 1723h. Repealed {Section 316}

Section 1723i. Civil money penalties against issuers {Section 317}

(a)  In general

(1)	Whenever an issuer or custodian approved under section 1721(g) of this title knowingly and materially violates any provisions of subsection (b) of this section, the Secretary of Housing and Urban Development may impose a civil money penalty on the issuer or the custodian in accordance with the provisions of this section. The penalty shall be in addition to any other available civil remedy or any available criminal penalty and may be imposed whether or not the Secretary imposes other administrative sanctions.

(2)	The amount of the penalty, as determined by the Secretary, may not exceed $5,000 for each violation, except that the maximum penalty for all violations by a particular issuer or custodian during any one-year period shall not exceed $1,000,000. Each violation of a provision of subsection (b)(1) of this section shall constitute a separate violation with respect to each pool of mortgages. In the case of a continuing violation, as determined by the Secretary, each day shall constitute a separate violation.

(b)   Violations for which penalty may be imposed

(1)	The violations by an issuer or a custodian for which the Secretary may impose a civil money penalty under subsection (a) of this section are the following:

	(A)	Failure to make timely payments of principal and interest to holders of securities guaranteed under section 1721(g) of this title.

	(B)	Failure to segregate cash flow from pooled mortgages or to deposit either principal and interest funds or escrow funds into special accounts with a depository institution whose accounts are insured by the National Credit Union Administration or by the Federal Deposit Insurance Corporation through the Bank Insurance Fund for banks or through the Savings Association Insurance Fund for savings associations.

	(C)	Use of escrow funds for any purpose other than that for which they were received.

	(D)	Transfer of servicing for a pool of mortgages to an issuer not approved under this subchapter, unless expressly permitted by statute, regulation, or contract approved by the Secretary.

	(E)	Failure to maintain a minimum net worth in accordance with requirements prescribed by the Association;

	(F)	Failure to promptly notify the Association in writing of any changes that materially affect the business status of an issuer.

	(G)	Submission to the Association of false information in connection with any securities guaranteed, or mortgages pooled, under section 1721(g) of this title.

	(H)	Hiring, or retaining in employment, an officer, director, principal, or employee whose duties involve, directly or indirectly, programs administered by the Association while such person was under suspension or debarment by the Secretary.

	(I)	Submission to the Association of a false certification either on its own behalf or on behalf of another person or entity.

	(J)	Failure to comply with an agreement, certification, or condition of approval set forth on, or applicable to, the application for approval as an issuer of securities under section 1721(g) of this title.

	(K)	Violation of any provisions of this subchapter or any implementing regulation, handbook, or participant letter issued under authority of this subchapter.

(2)	Before taking action to impose a civil money penalty for a violation under paragraph (1)(G) or paragraph (1)(I), the Secretary shall inform the Attorney General of the United States.

(c)   Agency procedures

(1)	The Secretary shall establish standards and procedures governing the imposition of civil money penalties under subsection (a) of this section. The standards and procedures –

	(A)	shall provide for the Secretary to make the determination to impose the penalty;

	(B)	shall provide for the imposition of a penalty only after an issuer or a custodian has been given notice of, and opportunity for, a hearing on the record; and

	(C)	may provide for review by the Secretary of any determination or order, or interlocutory ruling, arising from a hearing.

(2)	If no hearing is requested within 15 days of receipt of a notice of opportunity for hearing, the imposition of a penalty shall constitute a final and unappealable determination. If the Secretary reviews the determination or order, the Secretary may affirm, modify, or reverse that determination or order. If the Secretary does not review the determination or order within 90 days of the issuance of the determination or order, the determination or order shall be final.

(3)	In determining the amount of a penalty under subsection (a) of this section, consideration shall be given to such factors as the gravity of the offense, any history of prior offenses (including offenses occurring before December 15, 1989), ability to pay the penalty, injury to the public, benefits received, deterrence of future violations, and such other factors as the Secretary may determine by regulations.

(4)	The Secretary’s determination or order imposing a penalty under subsection (a) of this section shall not be subject to review, except as provided in subsection (d) of this section.

(d)   Judicial review of agency determination

(1)	After exhausting all administrative remedies established by the Secretary under subsection (c)(1) of this section, an issuer or a custodian against which the Secretary has imposed a civil money penalty under subsection (a) of this section may obtain a review of the penalty and such ancillary issues as may be addressed in the notice provided under subsection (c)(1)(A) of this section in the appropriate court of appeals of the United States, by filing in such court, within 20 days after the entry of such order or determination, a written petition praying that the Secretary’s order or determination be modified or be set aside in whole or in part.

(2)	A court shall not consider any objection that was not raised in the hearing conducted pursuant to subsection (c)(1) of this section unless a demonstration is made of extraordinary circumstances causing the failure to raise the objection. If any party demonstrates to the satisfaction of the court that additional evidence, which was not presented at such hearing, is material and that there were reasonable grounds for the failure to present such evidence at the hearing, the court shall remand the matter to the Secretary for consideration of such additional evidence.

(3)	The decisions, findings, and determinations of the Secretary shall be reviewed pursuant to section 706 of title 5.

(4)	Notwithstanding any other provision of law, the court shall have the power in any such review to order payment of the penalty imposed by the Secretary.

(e)   Action to collect penalty

If any issuer or custodian fails to comply with the Secretary’s determination or order imposing a civil money penalty under subsection (a) of this section, after the determination or order is no longer subject to review as provided by subsections (c)(1) and (d) of this section, the Secretary may request the Attorney General of the United States to bring an action in an appropriate United States district court to obtain a monetary judgment against the issuer or custodian and such other relief as may be available. The monetary judgment may, in the discretion of the court, include any attorneys fees and other expenses incurred by the United States in connection with the action. In an action under this subsection, the validity and appropriateness of the Secretary’s determination or order imposing the penalty shall not be subject to review.

(f)   Settlement by Secretary

The Secretary may compromise, modify, or remit any civil money penalty which may be, or has been, imposed under this section.

(g)   “Knowingly’’ defined

The term “knowingly’’ means having actual knowledge of or acting with deliberate ignorance of or reckless disregard for the prohibitions under this section.

(h)   Regulations

The Secretary shall issue such regulations as the Secretary deems appropriate to implement this section.

(i)   Deposit of penalties

The Secretary shall deposit all civil money penalties collected under this section into moneys of the Association pursuant to section 1722 of this title.